Exhibit 10.104

May 27, 2026

James Goren

JAG Multi Investments LLC

c/o Bredefeld & Assoc. PC

125 Maple Avenue, Suite C

Chester, New Jersey 07930

RE:	Demand Notes and Warrants

Dear James

Reference is made to those certain demand notes dated October 21, October 28, November 10, December 13, December 29, 2022, and July 10, 2023 (the “Demand Notes”) issued by INVO Fertility, Inc. (f/k/a INVO Bioscience, Inc.; “INVO”) to JAG Multi Investments LLC (“JAG”). Under the Demand Notes, JAG loaned INVO a total of $600,000. The Demand Notes are currently in payment default and we are entering into this letter agreement (this “Agreement”) to cure such default. All capitalized terms used herein that are not defined shall have the meaning assigned to those terms in the Demand Notes.

By signing below, INVO and JAG agree to the following:

1.	The maturity date of the Demand Notes is extended until December 31, 2026.

2.	INVO shall pay $50,000 to JAG on May 15, 2026, and again on the fifteenth day of each subsequent month through November 15, 2026. In December 2026, INVO shall pay to JAG a balloon payment of any amount that remains outstanding.

3.	Should INVO raise more than $3 million from the date hereof, INVO shall use ten percent (10%) of any amount raised in excess of $3 million to accelerate repayment of the Demand Notes (in chronological order).

4.	Prior to making any payment on the Demand Notes, INVO shall provide JAG with at least five (5) days prior written notice of its intention to make such payment.

JAG Demand Note Page 2 of 2

5.	The Demand Notes are convertible into shares of INVO common stock, at JAG’s option, at price (the “Conversion Price”) equal to the closing price for INVO’s share of common stock as reflected on Nasdaq.com on the date hereof (the “Closing Price”).

6.	INVO shall promptly issue to JAG a five-year warrant to purchase 150,000 shares of INVO common stock at a price per share (the “Exercise Price”) equal to the Closing Price, substantially in the form attached hereto as Exhibit A.

7.	Should INVO raise funds at a price (the “Future Price”) that is below the Conversion Price and Exercise Price then in effect, INVO agrees to reset both the Conversion Price and the Exercise Price to equal the Future Price.

JAG hereby represents and warrants that it is an “accredited investor”, as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable it to utilize the information made available by INVO to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.

Should the terms of this Agreement conflict with the terms of previous Demand Note amendment letters, the terms of this Agreement will govern.

Sincerely,	AGREED AND ACCEPTED BY

INVO FERTILITY, INC.	JAG MULTI INVESTMENTS LLC

/s/ Steve Shum	/s/ James Goren
Steve Shum, CEO	James Goren, Managing Member

EXHIBIT A

Form of Warrant